EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT


Agreement made this 1st day of January 2004 by and between Viper Motorcycle Company with principal offices located at 5733 International Parkway, New Hope, Minnesota 55428 USA, (the "company") and Garry Lowenthal residing at 1836 North Prior Avenue, Falcon Heights, Minnesota 55113, (the "employee").

WITNESSETH

       WHEREAS, the Employee plans and directs all aspects of the organization's financial operations and is being hired as the Company's Chief Financial Officer. Lowenthal accepts and agrees to such employment at will.

       WHEREAS, the company desires to utilize the services of the Employee in connection with its business.

       WHEREAS, this agreement supercedes any previous understanding between the two parties, written or oral.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

       1. The Company agrees to an employment agreement with Mr. Lowenthal for a period of three years.

              A. The Company agrees to pay Mr. Lowenthal an annual salary of $117,000 during the first year of this agreement.

              B. The Company agrees to increase the monthly salary in years two and three by 10%.

              C. The Company agrees to provide Medical, and Dental insurance for Mr. Lowenthal and his family.

              D. Company agrees to provide Mr. Lowenthal a monthly automobile allowance of $500.

              E. The Company will reimburse Mr. Lowenthal for reasonable out-of-pocket expenses. The Company will also pay for Mr. Lowenthal's involvement in professional associations.

       2. The term of this agreement shall be three years commencing on January 1, 2004. The laws of the State of Minnesota shall govern this agreement.

       3. If Mr. Lowenthal's employment is terminated without cause, he will be entitled to receive his base salary earned to date plus Lowenthal shall be entitled to cash

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              severance pay in an amount equal to seventy-five (75%) of the pay which would otherwise have been earned and received had Lowenthal continued at his then current Base Salary for twenty-four month's. Cash severance pay shall be payable in monthly installments equal to seventy-five (75%) of the Base Salary monthly payments at termination until such amount has been paid so as to satisfy this provision.

       4. Lowenthal shall be granted, as of the Effective Date hereof, an option to purchase 75,000 shares ("Option") of the Company's common stock at $2.00 per share for a period of three years, and Lowenthal shall agree to lock up all shares owned by Lowenthal in the lockup agreement for Directors, Officers, and key Shareholders as required by Viper's underwriter for its initial public offering.

       5. Accrued vacation will be paid in accordance with state law and Viper's customary procedures. Employee will receive three weeks of paid vacation, per year.

       6. Lowenthal agrees to perform faithfully, industriously, and to the best of his ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Viper. Such duties shall be provided at such place(s) as the needs, business, or opportunities of Viper may require from time to time.

       7. Mr. Lowenthal can terminate this agreement at any time and by the company with cause.

       8. Mr. Lowenthal shall keep all company information, trade secrets, vendor contacts, and any other information material to the company strictly confidential at all times.

IN WITNESS WHEREOF, the parties hereto have duly executed this agreement on the day and year first above written.



By:      /s/  John Lai
    -------------------------------------

Its:     Vice President/Director                1/8/04
    -------------------------------------
         Viper Motorcycle Company





By:      /s/  Garry N. Lowenthal                1/8/04
    -------------------------------------
         Employee